Issuer Free Writing Prospectus
Relating to Preliminary Prospectus Filed Pursuant to Rule 424(b)(5)
Filed Pursuant to Rule 433
Registration No. 333-115467
August 4, 2006

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS: JCP&L Transition Funding II LLC (the “Issuer”), a special purpose entity owned by the sponsor, Jersey Central Power & Light Company (“JCP&L”), has filed a registration statement (including a base prospectus and form of prospectus supplement, as supplemented by a preliminary prospectus supplement and base prospectus (the "Prospectus")) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer, JCP&L and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the any underwriter or any dealer participating in the offering will arrange to send the Prospectus to you if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649, Citigroup Global Markets Inc. toll-free at 1-877-858-5407, or The Williams Capital Group, L.P. toll free at 1-800-924-1311.

JCP&L TRANSITION FUNDING II LLC
FINAL TERM SHEET
$182,400,000
Transition Bonds, Series 2006-A

Ratings (Moody’s/S&P/Fitch): Aaa/AAA/AAA
Settlement: August 10, 2006 (flat)
CUSIP:  A-1: 47215B AA 5
A-2: 47215B AB 3
A-3: 47215B AC 1
A-4: 47215B AD 9

Class	Initial Principal Amount	Expected Weighted Average Life (years)	Expected Principal Amortization Period (years)	Expected Final Payment Date	Legal Final Maturity Date

A-1	$56,348,000	3.00	5.25	6/5/2012	6/5/2014
A-2	$25,693,000	7.00	2.25	9/5/2014	9/5/2016
A-3	$49,220,000	10.00	3.75	6/5/2018	6/5/2020
A-4	$51,139,000	13.40	3.00	6/5/2021	6/5/2023

Class	Initial Principal Amount	Interest Rate (Fixed)	Price (%)	Underwriting Discounts (%)	Proceeds to Issuer (1)(2)

A-1	$56,348,000	5.25%	99.95019%	0.425%	$56,080,454
A-2	$25,693,000	5.41%	99.96035%	0.470%	$25,562,056
A-3	$49,220,000	5.52%	99.93613%	0.510%	$48,937,542
A-4	$51,139,000	5.61%	99.91071%	0.559%	$50,807,237
___________________________________________________
(1) Before payment of fees and expenses.
(2) The total price to the public is $182,284,648 and the amount of the underwriting discounts and other fees is $1,047,359. The total amount of proceeds before deduction of expenses (estimated to be $2,588,000) is $181,237,289.

Underwriter	Principal Amount of Class A-1	Principal Amount of Class A-2	Principal Amount of Class A-3	Principal Amount of Class A-4

Goldman, Sachs & Co.	$25,920,000	$11,819,000	$22,641,000	$23,525,000
Morgan Stanley & Co. Incorporated	19,159,000	8,735,000	16,735,000	17,387,000
Citigroup Global Markets Inc.	8,452,000	3,854,000	7,383,000	7,670,000
The Williams Capital Group, L.P.	2,817,000	1,285,000	2,461,000	2,557,000

EXPECTED AMORTIZATION SCHEDULE

OUTSTANDING PRINCIPAL BALANCE BY CLASS

PAYMENT DATE	EXPECTED CLASS A-1 BALANCE	EXPECTED CLASS A-2 BALANCE	EXPECTED CLASS A-3 BALANCE	EXPECTED CLASS A-4 BALANCE
Closing Date	$56,348,000	$25,693,000	$49,220,000	$51,139,000
3/5/07	$50,683,936	$25,693,000	$49,220,000	$51,139,000
6/5/07	$46,549,412	$25,693,000	$49,220,000	$51,139,000
9/5/07	$43,981,319	$25,693,000	$49,220,000	$51,139,000
12/5/07	$41,630,656	$25,693,000	$49,220,000	$51,139,000
3/5/08	$39,848,503	$25,693,000	$49,220,000	$51,139,000
6/5/08	$38,014,237	$25,693,000	$49,220,000	$51,139,000
9/5/08	$35,866,032	$25,693,000	$49,220,000	$51,139,000
12/5/08	$33,228,715	$25,693,000	$49,220,000	$51,139,000
3/5/09	$31,168,719	$25,693,000	$49,220,000	$51,139,000
6/5/09	$29,036,327	$25,693,000	$49,220,000	$51,139,000
9/5/09	$26,725,279	$25,693,000	$49,220,000	$51,139,000
12/5/09	$23,974,378	$25,693,000	$49,220,000	$51,139,000
3/5/10	$21,806,181	$25,693,000	$49,220,000	$51,139,000
6/5/10	$19,576,264	$25,693,000	$49,220,000	$51,139,000
9/5/10	$17,146,662	$25,693,000	$49,220,000	$51,139,000
12/5/10	$14,268,301	$25,693,000	$49,220,000	$51,139,000
3/5/11	$11,970,961	$25,693,000	$49,220,000	$51,139,000
6/5/11	$9,609,838	$25,693,000	$49,220,000	$51,139,000
9/5/11	$7,049,351	$25,693,000	$49,220,000	$51,139,000
12/5/11	$4,039,187	$25,693,000	$49,220,000	$51,139,000
3/5/12	$1,607,685	$25,693,000	$49,220,000	$51,139,000
6/5/12	$0	$24,802,801	$49,220,000	$51,139,000
9/5/12	$0	$22,104,027	$49,220,000	$51,139,000
12/5/12	$0	$18,952,918	$49,220,000	$51,139,000
3/5/13	$0	$16,377,288	$49,220,000	$51,139,000
6/5/13	$0	$13,732,261	$49,220,000	$51,139,000
9/5/13	$0	$10,883,818	$49,220,000	$51,139,000
12/5/13	$0	$7,581,064	$49,220,000	$51,139,000
3/5/14	$0	$4,851,624	$49,220,000	$51,139,000
6/5/14	$0	$2,050,550	$49,220,000	$51,139,000
9/5/14	$0	$0	$48,264,173	$51,139,000
12/5/14	$0	$0	$44,801,179	$51,139,000
3/5/15	$0	$0	$41,908,224	$51,139,000
6/5/15	$0	$0	$38,940,415	$51,139,000
9/5/15	$0	$0	$35,764,434	$51,139,000
12/5/15	$0	$0	$32,129,009	$51,139,000
3/5/16	$0	$0	$29,061,189	$51,139,000
6/5/16	$0	$0	$25,916,027	$51,139,000
9/5/16	$0	$0	$22,560,355	$51,139,000
12/5/16	$0	$0	$18,742,806	$51,139,000
3/5/17	$0	$0	$15,490,253	$51,139,000
6/5/17	$0	$0	$12,157,677	$51,139,000
9/5/17	$0	$0	$8,612,194	$51,139,000
12/5/17	$0	$0	$4,602,292	$51,139,000
3/5/18	$0	$0	$1,154,599	$51,139,000
6/5/18	$0	$0	$0	$48,763,007
9/5/18	$0	$0	$0	$45,016,448
12/5/18	$0	$0	$0	$40,801,936
3/5/19	$0	$0	$0	$37,145,758
6/5/19	$0	$0	$0	$33,402,843
9/5/19	$0	$0	$0	$29,440,912
12/5/19	$0	$0	$0	$25,008,088
3/5/20	$0	$0	$0	$21,130,399
6/5/20	$0	$0	$0	$17,162,681
9/5/20	$0	$0	$0	$12,961,228
12/5/20	$0	$0	$0	$8,700,850
3/5/21	$0	$0	$0	$4,380,720
6/5/21	$0	$0	$0	$0